SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 15, 2004

Galaxy Minerals, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	333-95549 (Commission File Number)	65-0974212 (I.R.S. Employer Identification No.)

500 Park Avenue, Suite 203 Lake Villa, Illinois 60046 (Address of principal executive offices) (zip code)

(847) 265-7600 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Item 5.       Other Events

On July 15, 2004, we entered into a conditional Stock Purchase Agreement with Langley Park Investments Plc. Pursuant to the agreement, we have agreed to issue 31,578,950 shares of our common stock, restricted in accordance with Rule 144 of the Securities Act of 1933, in exchange for a number of ordinary shares of Langley calculated by dividing the market value of our shares of common stock by the US dollar/pound sterling exchange rate at the close of business on the night before closing. The transaction is expected to close within the next 60 days.

Langley is a privately held foreign corporation located in London that was formed for the purpose of entering into similar stock exchange transactions and anticipates trading on the London Stock Exchange Plc by September 30, 2004. The shares of our common stock, and the shares of Langley ordinary stock, will be placed into an escrow. If Langley’s ordinary stock is not traded on the London Stock Exchange by September 30, 2004, then we have the right to rescind the transaction and both parties receive their respective shares of stock back from escrow. If, however, Langley is successful in obtaining a listing on the London Stock Exchange by September 30, 2004, then Langley will receive the shares of our common stock from escrow, subject to a two (2) year lock-up, and we will receive one-half (1/2) of the Langley shares. We intend to liquidate the Langley shares that are released to us within a reasonable period of time following their listing on the London Stock Exchange in order to raise capital for our operations. Although we agreed upon a value of one British Pound Sterling (£1) (approximately U.S.$1.80 per share) per Langley share, there can be no assurances that we can liquidate some or all of the Langley shares at that price.

Two (2) years after the date of the agreement, the market value of our common stock will be compared to the market value on the date of the agreement, which was agreed to be $0.38 per share, or $12,000,000. If the market value in two (2) years is the same or higher than it is now, then at that time we will receive all of the remaining Langley shares held in escrow. If the market value in two (2) years is lower than it is now, then for each percentage point decline in value, we must sell a corresponding percentage of the Langley shares still held in escrow back to Langley for nominal consideration, up to the maximum number of shares then held in escrow, and the balance are released to us. The market value of our common stock is measured as the average closing bid price during the ten (10) trading days immediately before the two (2) year anniversary of the agreement.

    In connection with the transaction, we agreed to pay a finders fee to a third party equal to 15% of the Langley shares, plus 15% of the shares of our common stock.

2

EXHIBITS

Item No.	Description

10.1	Stock Purchase Agreement with Langley Park Investments PLC dated July 15, 2004

10.2	Escrow Agreement dated July 15, 2004

99.1	Press Release dated July 28, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Galaxy Minerals, Inc.

Dated: July 28, 2004		/s/ Richard N. Jobling

	By:	Richard N. Jobling
	Its:	President

3